Exhibit 1.3

AMENDMENT NO. 1 TO THE SALES AGREEMENT

March 1, 2021

Cowen and Company, LLC

599 Lexington Avenue

New York, NY 10022

Ladies and Gentlemen:

Atara Biotherapeutics, Inc., a Delaware corporation (the “Company”), and Cowen and Company, LLC (“Cowen”), are parties to that certain Sales Agreement dated February 27, 2020 (the “Sales Agreement”). All capitalized terms not defined in this Amendment No. 1 to the Sales Agreement (this “Amendment”) shall have the meanings ascribed to them in the Sales Agreement. The parties, intending to be legally bound, hereby amend the Sales Agreement as follows (to be effective as set forth in paragraph 4 below):

1.	The New Registration Statement and the ATM Prospectus.

(a)	On or after the Effective Date, the Registration Statement shall be deemed to include the New Registration Statement.

(b)	On or after the Effective Date, the Prospectus Supplement shall be deemed to include the ATM Prospectus.

(c)

“New Registration Statement” means the registration statement on Form S-3 that the Company shall file in accordance with the provisions of the Securities Act, including a base prospectus, relating to certain securities, including the Common Stock, to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Exchange Act.

(d)

“ATM Prospectus” means the prospectus included as part of the New Registration Statement specifically relating to the Placement Shares that, as of the Effective Date, the Company has not issued or sold through Cowen under the Sales Agreement.

2.	This Amendment shall become effective upon the date that the New Registration Statement becomes effective under the Securities Act (the “Effective Date”).

3.

Except where the context otherwise requires, any reference in (a) the Sales Agreement (a) any Placement Notice issued pursuant to the Sales Agreement, as amended hereby, on or after the Effective Date or (c) any certificate delivered pursuant to the Sales Agreement, as amended hereby, on or after the Effective Date, to the “Sales Agreement” or “this Agreement” shall be construed to mean the Sales Agreement as amended hereby and as amended from time to time.

4.	Except as specifically set forth herein, no terms of the Sales Agreement shall be modified hereby, and the Sales Agreement, as amended hereby, shall remain in full force and effect.

5.

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by electronic or facsimile transmission.

6.	This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

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If the foregoing correctly sets forth the understanding between the Company and Cowen, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and Cowen.

Very truly yours,

COWEN AND COMPANY, LLC

By:	/s/ Michael Murphy
Name: Michael Murphy
Title: Managing Director

ACCEPTED as of the date first-above written:

ATARA BIOTHERAPEUTICS, INC.

By:	/s/ Utpal Koppikar
Name: Utpal Koppikar
Title: Chief Financial Officer